Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 114
dated October 2, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – October 13, 2006

Performance Enhanced Index-Linked Securities due November 6, 2013
Based on the Value of a Basket of Five Asian Indices

Offering Price	:	$1,000 per Security
Aggregate Principal Amount	:	$4,500,000
Initial Basket Value	:	100
Basket Components	:	Percentage Weight of	Initial	Multiplier
		Initial Basket Value	Closing
			Values
Nikkei 225 Index	:	30%	16,692.76	0.001797186
MSCI China Index	:	20%	39.85	0.501882058
Kospi 200 Index	:	20%	176.51	0.113308028
MSCI Singapore Index	:	20%	321.20	0.062266501
MSCI Taiwan Index	:	10%	296.93	0.033677971

Determination Dates	:	April 30, 2013; May 30, 2013; June 30, 2013; July 30, 2013;
August 30, 2013; September 30, 2013 and October 30, 2013
Participation Rate	:	140%
Trigger Level	:	75 (75% of the Initial Basket Value)
Trade Date	:	October 13, 2006
Original Issue Date (Settlement Date)	:	October 20, 2006
Listing	:	None
CUSIP	:	61747S520
Agent	:	Morgan Stanley & Co. Incorporated
Agent’s Commissions	:	$35.00 per Security

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Nikkei 225® Index” is a trademark of Nihon Keizai Shimbun, Inc.; “MSCI®,” “MSCI China IndexSM,” “MSCI Singapore IndexSM” and “MSCI Taiwan IndexSM” are service marks of Morgan Stanley Capital International; and “Kospi 200® Index” is a trademark/service mark of the Korea Stock Exchange. Morgan Stanley is licensed or expects to be licensed to use such trademarks and service marks.

Preliminary Pricing Supplement dated October 2, 2006
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006